Exhibit 21.2

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of VIVUS, Inc.

1.                 VIVUS Real Estate LLC, a wholly owned subsidiary of VIVUS, Inc.

2.                 VIVUS International Limited, a wholly owned subsidiary of VIVUS, Inc.

3.                 VIVUS UK Limited, a wholly owned subsidiary of VIVUS International Limited

4.                 VIVUS BV Limited, a wholly owned subsidiary of VIVUS International Limited

5.                 VIVUS Ireland Limited, a wholly owned subsidiary of VIVUS International Limited